SUBJECT COMPANY:

COMPANY DATA:
COMPANY CONFORMED NAME:	GOLDFIELD CORP
CENTRAL INDEX KEY:	0000042316
STANDARD INDUSTRIAL CLASSIFICATION:	WATER, SEWER, PIPELINE, COMM AND POWER
LINE CONSTRUCTION [1623]
IRS NUMBER:	880031580
STATE OF INCORPORATION:	DE
FISCAL YEAR END:	1231

FILING VALUES:
FORM TYPE:	PREC14A
SEC ACT:
SEC FILE NUMBER:	001-07525
FILM NUMBER:	1599671

BUSINESS ADDRESS:
STREET 1:	100 RIALTO PL STE 500
CITY:	MELBOURNE
STATE:	FL
ZIP:	32901
BUSINESS PHONE:	321-724-1700

MAIL ADDRESS:
STREET 1:	100 RIALTO PLACE
STREET 2:	SUITE 500
CITY:	MELBOURNE
STATE:	FL
ZIP:	32901

FORMER COMPANY:
FORMER CONFORMED NAME:	GOLDFIELD CONSOLIDATED MINES CO
DATE OF NAME CHANGE:	19670628

FILED BY:

COMPANY DATA:
COMPANY CONFORMED NAME:	eRaider.com Inc.
CENTRAL INDEX KEY:	0001113228
STANDARD INDUSTRIAL CLASSIFICATION:	[ ]
IRS NUMBER:	134067023
STATE OF INCORPORATION:	DE
FISCAL YEAR END:	0930

FILING VALUES:
FORM TYPE:	PREC14A

BUSINESS ADDRESS:
STREET 1:	372 Central Park West
STREET 2:	9M
CITY:	New York
STATE:	NY
ZIP:	10025
BUSINESS PHONE:	646-505-0216

MAIL ADDRESS:
STREET 1:	PO Box 20170
STREET 2:	Park West Station
CITY:	New York
STATE:	NY
ZIP:	10025

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_| Filed by a Party other than the Registrant |X| Check the appropriate box:
|X| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.240.14a-12

THE GOLDFIELD CORPORATION
(Name of Registrant as Specified In Its Charter)

eRaider.com Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act
Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 19, 2001
SOLICITATION, VOTING AND REVOCATION OF PROXIES
Shareholder Value Slate
My name is Aaron Brown. I want your proxy for the annual shareholder meeting. I am writing this proxy statement on behalf of myself and two other participants, Deborah Pastor and Sam Rebotsky, and filing it under the name of my company, eRaider.com Inc. For more information on these people, including me, see the section "Information about Nominees." For information on eRaider.com Inc. and other people and entities involved in this solicitation, see the section "Participants in the Solicitation."
I am a shareholder of Goldfield who intends to hold for the long term, and I believe the Company has enormous value and potential. However I also believe that the board of directors needs some long-term shareholders on it: people who believe in the Company enough to invest their own money, people who will insist on sound strategy and careful attention to costs, people who will communicate with all shareholders and act as ambassadors to help the Company gain new business. In short, people who have no interest other than making the stock price go up.
I discussed this with other long-term shareholders and discovered the idea had a lot of support. So I went down to Florida in December to meet with Chairman and CEO John Sottile. Although he was polite and open in answering all my questions about the Company, he flat-out refused to consider appointing any shareholder to the board, either one from a list I had prepared or one of his own choosing. He also refused to consider redeeming the preferred stock, another thing I consider important to common shareholder value. So I told him I would nominate some director candidates and let the shareholders decide.
That touched off a lot of activity on the part of the Company, some good, some bad. On the good side, directors and managers significantly increased their holdings of stock dramatically. An outsider was invited to join the board of directors. There were other changes to improve governance and oversight. The Company announced quarterly results that Sottile characterized as the best in at least eight years. I think these are very good both in themselves and as signs of renewed energy and commitment.
On the bad side, the Company has engaged in tactics that I dislike to block election of shareholders to the board. Through a series of rule changes the Company has set up a winner-take-all situation and estimated it will spend $290,000 to defeat me (this does not include the expenses of an uncontested proxy solicitation, nor management and staff time).
This is a lose-lose situation for me, and I think for all shareholders. If the Company succeeds in shutting shareholders out of the board, I am afraid all the good changes we have seen will disappear. Also the cost of the fight is very high. I pay my costs personally (and I have pledged not to seek reimbursement from the Company), but the Company's costs are paid by all shareholders.
Moreover, I think the Company would continue to languish, the board would feel embattled, a substantial minority of shareholders would feel disenfranchised and we would have to go through all this again next year.
I further believe the Company's tactics are illegal, based on a recent decision. Andrew Vollmer and Steven Rosen of Wilmer, Cutler & Pickering, who represented the State of Wisconsin Investment Board in the case, wrote:
"In December 2000, the Delaware Chancery Court took an important step in reaffirming the fundamental importance of voting rights of shareholders. In
State of Wisconsin Investment Board v. Peerless Systems Corporation (No. 17637 Del. Ct. Ch. 2000), the Chancery Court held that, in the absence of a
"compelling justification," management may not use its control over the shareholder voting procedures--in particular its power to adjourn shareholder meetings--to manipulate the outcome of a shareholder vote on a management proposal."
If management wins through an illegal tactic, the Company's future could be decided by a court rather than by shareholders. This is not a good idea for anyone.
If instead all of the Company nominees lose, the new board will inherit a divided Company with the Chairman/CEO and the Secretary both defeated candidates. It is a very hard job to oversee a company in the best of times. I have no wish to take over with a depleted treasury, an angry shareholder minority and an unhappy chief executive. A bitter proxy fight can leave employees uncertain or demoralized, and can affect the company's business relationships.
Therefore, I decided not to try to win everything, but instead to propose a compromise slate. I thought that was the best chance for everyone to pull together and spend their energy making money for the Company instead of war on each other. So I nominated three directors, plus asked for support for CEO John Sottile, Secretary Dwight Severs and Board nominee Al Marino. I pledged to avoid all negative campaigning and to minimize expenses. I offered to split the cost of the proxy mailing with the Company, if information about my nominees was placed side-by-side with theirs (this would mean the contested solicitation could be cheaper for shareholders than a normal, uncontested solicitation).
The compromise did not work. The Company refused to split or cap expenses and objected to everything from my name ("Shareholder Unity Slate") to me soliciting votes for their candidates. In an attempt to bridge the differences, Deborah Pastor, Sam Rebotsky, Joe Cocalis and John Sottile had a conference call. Deborah asked John if he would serve if some or all of my nominees were elected. He replied clearly, "No ma'am." This was not a casual bluster, but an important statement that successfully persuaded Joe Cocalis to withdraw his shareholder resolution and support for my slate, and forced me to go back to the drawing board on my proxy solicitation. Among other tasks, it forced me to find qualified directors willing to serve in a contested situation, without knowing whether or not service would be required. This is no easy task, and it delayed this proxy filing by almost two weeks.
Not only was the statement considered and unambiguous, it was confirmed in a fax sent the next day. But cynical shareholders will recall that ten members of Congress ran in 1992 and 1994 under the promise of voluntary term limits, and promised not to run in the year 2000. Four of the ten ran anyway. So, without saying anything about John Sottile, it might be well to keep in mind the difference between saying something to win an election and actually turning down a paycheck.
However, cynical or trusting, I have no choice but to consider the possibility that some or all of my nominees will win, and that the other elected candidates will refuse to serve. Although John Sottile was not asked if he would also resign as CEO, I have to consider that possibility as well. Let me begin by making clear that I do not want this to happen. If some or all of my nominees are elected, they will make all reasonable efforts to encourage the other elected directors to serve, and to prevent resignations among Goldfield management. More important, anyone elected or appointed though the Shareholder Value Slate will be pledged to represent the best interests of all shareholders, not just those who voted for it.
Although any future action will depend on circumstance, I would expect my nominees to try to fill out the board with four people: Professor Martin
Stoller, Professor Paul Zarowin, David Groelinger and Scott Lodin (see "Information about Nominees" for more information on these individuals). In an uncertain and contentious situation, I believe it is essential to have a full board of experienced people of high reputation. Customers, employees and investors must be reassured that competent people are in charge.
Fortunately, I was able to recruit what I consider to be a top team. David is an experienced CFO of large public companies, and has serves as a director of an audit committee. Scott is an experienced General Counsel of a large public company. These two were recruited to make sure we have adequate corporate experience on the board. Their main focus will be to reassure employees and customers, and to advise on the selection of new managers if necessary.
Paul as an accounting professor who can help Deborah (a portfolio manager) and
Sam (a registered representative) reassure investors. Martin is an expert in crisis communication, which is exactly what we will need. He has advised the largest companies in the world during far worse crises than this. His experience will be an invaluable ballast if things get as tense as I think they might.
In my 19 years of shareholder activism, I have been involved in similar situations. I offer the following account of Wilshire Financial Services Group Inc. (WFSG) as a testimony to my experience and also as reassurance that companies can survive and prosper after events like this.
In August 1999, the board of directors of Wilshire decided to suspend (and later terminate) the founder (who served as CEO and Chairman of the Board)
along with another director who served as President. Due to financial turmoil, almost all the stock was held by former creditors of Wilshire, the largest of which was American Express with about 21 percent of the stock.
The board decided on a sudden ouster, and brought me in for three weeks without preparation. I had no prior knowledge of the Company. I was appointed at 4:00
PM, after first meeting the board at breakfast that morning and not knowing for sure how the meeting would come out until I was appointed.
This is not a fun situation. An operating company needs thousands of things done every day, from locking up the building to making payroll to filing government forms. Missing even one of them can be a major problem. Companies do not come with operating manuals and when you step in suddenly you have no idea who does what, or whether they will continue doing it. Most employees are shocked to discover that the people they called boss for seven years are subject to a board of directors they have never met. When someone else they've never met, who knows nothing about the business, says he's in charge, loyalties are in doubt.
Wilshire was a particular challenge for reasons that are not relevant here. But in three weeks the company had stabilized, a new CEO had been hired and installed and the stock price had gone up 15 percent from $1.20 to $1.375.
Today the stock is at $2.20 and is the object of a bidding war between two acquirers, one offering $2.50 and the other with an undisclosed offer. The company is solidly profitable and has addressed almost all the problems that led to the ouster of former management.
I do not take any credit for this success. The work was done by the new CEO, Stephen Glennon, and the board and employees of Wilshire. I was a full-time employee for only three weeks, and a consultant for three months. My point is that companies can prosper after sudden replacements of board members and managers.
I repeat that I do not want this to happen. I intend to make any reasonable concession to avoid it. But if it happens, I have dealt with it before and I have recruited a great team to help. No sensible shareholder wants sudden resignations from the board or top management, but I don't believe any shareholder can let the fear of it allow management to dictate who will supervise them.
The Insurance Policies
On June 12, 2000, $1,008,311 moved from the Goldfield balance sheet, at least some of it to the pockets of four top executives (John Sottile, Pat Freeman, Stephen Wherry and Robert Jones). This is the sort of transaction that I find frequently in Goldfield's SEC filings. Maybe there's a good explanation for it, maybe not. But it is certainly true that shareholders were not given one. The transaction was detailed in Goldfield's annual report filed March 14, 2001. I wrote a letter to the auditors about it on April 20, 2001. I did not receive an answer, but the Company filed an amendment to the annual report on April 30,
2001 that appears to confirm my objections to the transactions. Among other things, the Company restated compensation to the executives for the last three years (as far back as the 2000 annual report goes). I believe this increase should go back to 1989. So, if I'm right, the board was paying undisclosed compensation to management for 12 years, and the auditor raised no objection. I think this is an excellent example of why we need some knowledgeable shareholders on the board.
Goldfield's assets included insurance policies worth $498,311. The economic value of these policies was split between four top executives and the Company, but the $498,311 should have represented the value of the Company's share only.
On June 12, 2000, the Company may have transferred the economic value of those policies to the executives, and paid them $510,000 in cash. The Company reported a net loss of $425,311.
None of this makes sense. If the executives owned the policies, the policies should not have been on Goldfield's books as shareholder assets. If the executives didn't own the policies, the $510,000 payment and $498,311 value of the policies is pure compensation and should have been reported as a $1,008,311 expense rather than a $425,311 loss.
Actually, I think the situation is somewhere in between. I believe that the Company should have been showing an annual compensation expense since 1989 for the insurance value of the contracts. Given that, when the Company decided not to continue funding the contracts, the employees were entitled to approximately $75,000 for their interest in the existing policies, and another $75,000 for the effective salary reduction in the future. The first value was accrued for past service, and was due the employees immediately upon the termination of funding, the second was a promised benefit for future service, and should have been paid in future installments as long as the employee remained with the Company. I can see no reason to transfer the entire value of the policies to the employees, and even less to pay them $510,000 in cash also. This appears to be an unexplained giveaway of about $850,000 of shareholder assets.
I am not accusing anyone of fraud or any other crime. But I do claim that the financial statements do not explain why the Company's assets shrunk so much, and why the executives' grew so much. At the very least, I think we need a board that explains things like this to shareholders. It may be that we need a board that prevents them from happening.
Here is the text from the March 14, 2001 10-K (annual report): "During the second quarter of 2000, the Company entered into Cancellation and Release Agreements pursuant to which the Company's Employee Benefit Agreements were terminated for a net expense of $425,311." That was the statement I found inadequate.
Here is the amended text from April 30, 2001, after our letter: "In 2000, the Board of Directors reviewed the Benefit Agreements and related insurance policies and decided it was in the best interest of the Company to terminate the Benefit Agreements to eliminate the annual insurance premium obligations. During the second quarter of 2000, the Company entered into Cancellation and Release Agreements pursuant to which the Benefit Agreements were terminated. In consideration of terminating the future retirement benefit associated with the Benefit Agreements, the Company decided to compensate the affected employees.
The net expense to the Company was $425,311. Although the Company does not anticipate making any further cash premium payments, the Company will continue to own the policies and has granted each employee the right to name the beneficiary for the death benefits in excess of premiums previously paid by the Company, less any outstanding loans."
In addition, compensation expense was increased retroactively through 1998 (the earliest year shown).
This explanation is quite different. Although it still contains some ambiguity,
I interpret it as separating the past and future compensation. The retroactive past compensation was represented by a partial interest in the insurance policies. The employees were granted this interest. That's fine, because they owned it already. However, it leaves a mystery of why $498,311, which presumably represented the Company's interest in the insurance policies, disappeared from the balance sheet. According to this explanation, that interest was not transferred to employees.
Then employees were paid $510,000 cash in lieu of the future compensation. This raises two issues. First, why is the appropriate value $510,000, when my calculations suggest something nearer to $75,000? Second, why is the Company prepaying salary when it is not certain the employees will remain with the
Company until age 65?
Finally, there is the mystery of the net loss of $425,311. If the insurance asset shrunk by $498,311 and Goldfield paid $510,000 in cash, there must be a receipt of $573,000 if the loss is only $425,311. Where is that $573,000? Who paid it and why?
Shareholders deserve answers to these questions. Even more, shareholders deserve a board that will ask these questions for them and present transparent reports that do not need amendment.
The Election
This election is going to be complex. I think the following account is accurate, but the board has already made three major surprise rule changes. A prudent person will allow for the possibility they have more surprises in store. I have no surprises. All the strategies I am currently considering are fully disclosed here. Even without surprises, the board's plan for the election is complicated so that the outcome is hard to predict. It relies on items being brought up in a certain order, defeating points of order raised from the floor, a mid-meeting recess or adjournment and the Delaware Secretary of State accepting an amended articles of incorporation during the break. Their plan also requires the personal approval of CEO John Sottile. Various court challenges are possible.
There were 26,854,748 shares of common stock outstanding on December 31, 2000. 21,920,394 votes were cast in last year's election (about 19.1 million for management and 2.8 million opposed). Under cumulative voting rules with six directors, you get to elect a director for each one-seventh of the votes you win, that would be 3.1 million votes per director using last year's total. If cumulative voting is revoked, whichever side gets more votes names all the directors.
There are some changes to account for this year. First is that 499,999 shares were issued by the Company to the four top managers on March 26, 2001 (for $110,000 versus a market price at the time of $275,000; this was the result of exercise of options issued earlier). These are the first new common shares at least since 1994. Second is that the total votes cast last year included in management's totals some of the shareholders who didn't vote at all. I have stopped the practice of counting non-votes as management votes this year. Management refuses to disclose how many of these votes there were but a typical figure is that 45 percent of individual shareholders vote; that would imply about 8.5 million of management's 19.1 million total were shareholders who did not vote.
A third important factor is that expensive soliciting efforts, such as calling all non-voting shareholders and lobbying them, can increase the voting percentage, typically by 10 percent. I estimate this would increase the vote total by 2.1 million. If management does this and I do not, we can assume those votes will go almost all to management.
Finally, there is the preferred stock. The board issued 339,407 shares of this
"to certain members of the board of directors, members of their families and to a company in which they have an interest." CEO John Sottile owns 58 percent of this personally. For some issues the preferred votes like common, for other issues it has supervoting rights (it also gets all the dividends paid by the Company). The main issue for which the preferred is important is Proposal 1 to overturn cumulative voting. Consent of two-thirds of the preferred holders is required. This means that John Sottile can personally block this proposal.
Adding all this up means that the top four managers at Goldfield control about
2.2 million votes. I think they can get about another 2.1 million through expensive solicitation efforts. I further estimate that there are 11.7 million additional shares that can be expected to vote based on last year's totals. In an uncontested election last year, I think management got about 76 percent of these votes (8.9 million). If they do the same this year, and all other votes go to my Shareholder Value Slate, management would not have enough to overturn cumulative voting, but they would name five of the six directors.
It is impossible to predict how many votes the Shareholder Value Slate will get. I hope to attract some votes through this proxy statement. It's also possible that some people have bought the stock based on eRaider's interest. I expect to get most of these votes. Purely for the sake of computational example, assume I can reduce management's share of the votes from 76 percent to
50 percent. Then management would have 10.1 million votes and I would get 5.9 million. Then cumulative voting would be retained, both shareholder proposals would be defeated, the auditors would be ratified (this is the one issue we agree on) and I would get to name two of the six directors.
The preceding analysis is based on assumptions that may be false. The actual result may be much different. It is included only to give you a general idea of what your vote might mean. Also, if I feel it necessary to prevent winner-take-all voting for this year's election, I may engage in some of the expensive solicitation efforts. I would expect that to move some of the 2.1 million votes from management's to my column.
If you want serious shareholders on the board, I think you should vote for the Shareholder Value Slate. Even if you prefer the existing board, you should consider voting with me. In the famous words of Abraham Lincoln, "a house divided against itself cannot stand." If some or all of my nominees are elected and some Company nominees agree to serve, a compromise board will result. That ensures every opinion is represented, and that proposals are considered from all perspectives. There will be no disaffected minorities, and less potential for further divisiveness. The shareholder-directors have no interests other than making the stock price go up, all are committed, qualified, serious, hard-working people. They pledge to keep their minds open, to try to work with everyone and to represent the interests of all shareholders, not just the ones who voted for them.
And finally, whether you vote for or against the Shareholder Value Slate, please make up your mind to support the winners, whoever they are. The newly-elected board is going to have all the business challenges facing Goldfield, plus the task of representing all shareholders.
A Brief History of Goldfield
Goldfield was incorporated in 1906 and became a founding member of the American Stock Exchange in 1921. At the beginning of 1969, things looked very bright for the Company. The market capitalization (number of shares outstanding times price per share) was over $100 million, book value (accounting value of assets minus liabilities and preferred stock) was over $20 million. The Company's two main businesses were mining and construction. On August 15, 1971, President
Nixon would take the US, and hence the world, off the gold standard, sending gold prices from the officially-mandated $35 per ounce to over $800, and silver from $1.40 to over $50. Although these peaks were brief, metals prices in general over the last 30 years have averaged four to ten times their 1969 values. The value-added of construction in Florida (receipts for construction minus costs for subcontracting, materials, components supplies and fuels)
soared from under $1 billion in 1970 to $21 billion in 1997, the largest dollar increase of any state. Unfortunately, Goldfield was to begin a five-year run of bad luck that not only cost it these opportunities, it nearly destroyed the Company.
On December 30, 1969, James Sottile joined the board of Goldfield. Four months later, his long-time associate Mary Leitner joined and less than a year after that, his son James Sottile III. To prevent confusion, I will refer to the father as James II and the son as James III. A younger son, John Sottile, would join the Company in 1983 and currently serves as Chairman and CEO. Danforth Leitner, Mary's son, is currently on the board of Goldfield.
From 1970 to 1974, seven major pieces of bad news hit the Company sending the stock price down 99 percent from $12.25 to $0.125, the market capitalization of the Company from over $100 million to only a little over $1 million and the book value from over $20 million to under $6 million.
1.	On April 8, 1970 the American Stock Exchange halted trading in Goldfield stock due to deterioration of financial condition, failure of Goldfield to advise the exchange of its financial condition and business transactions, delinquency in filing of reports and issuance of illegal unregistered common stock by management. This trading halt lasted until 1974.
2.	In January 1971 General Host Corporation, which shared some owners and directors with Goldfield, exercised an option with appeared to deliver
$1.6 million to General Host, apparently without compensation to
Goldfield.
3.	Soon thereafter a $1.1 million investment in another company with overlapping ownership and directors, Li'l General Stores, became worthless.
4.	In 1972, the Internal Revenue Service alleged Goldfield had underpaid its income tax by $2.4 million.
5.	Soon thereafter, a civil suit was filed against certain officers and directors of Goldfield, and others (but not including James II, James III nor Mary Leitner), alleging fraud, waste and misuse of Goldfield's assets.
6.	This next one is complicated and took place over five years. Indian River
Orange Groves Inc. was a company owned 98 percent by Sottile and Leitner family members. Two weeks before James II joined the board of Goldfield,
Indian River spun off a package of assets and liabilities to Real Estate
Resources Corporation. The book and tax value of the liabilities exceeded the assets. Real Estate Resources became insolvent a few months after the transfer. Most of the assets were deeded to creditors in lieu of bankruptcy and the remaining assets were sold at public auction for $2.1 million less than their book value. The sale was insufficient to repay all liabilities. However, Real Estate Resources did not go bankrupt so the liabilities were still theoretically valid, although there did not appear to be assets to cover them and the equity value was written down to zero.
On November 8, 1970, Indian River did another spin off of assets and liabilities, this time to a company called Citrus Growers of Florida Inc.
If you eliminate all the intercompany transactions, Real Estate Resources was insolvent, Citrus Growers had no assets and $526,629 of liabilities, and Indian River had $14,041 of assets and $835,502 of liabilities (plus a disputed IRS bill for $1,078,888 plus interest).
On March 12, 1974, Goldfield merged with all three companies: Real Estate Resources, Indian River and Citrus Growers. Although it appears on paper that Goldfield picked up only liabilities in the transaction, the original owners of Indian River (with Sottile and Leitner family members representing 98 percent) ended up with 1,270,000 shares of Goldfield common stock and 1,526,629 shares (the entire issue) of a newly created preferred stock. Also, Goldfield invested $3,411,050 in Real Estate
Resources, which was written off in 1970, three months after the Indian
River liabilities were assumed. Although that money was not paid to Indian
Grove owners, it can be viewed as an indirect payment since Indian River transferred liabilities to Real Estate Resources and Goldfield's investment helped repay them.
The net effect of all these transactions was that Indian River stripped itself of assets and merged $1,348,090 of liabilities (not including the disputed tax liability or any net liabilities left in Real Estate
Resources) into Goldfield in return for 25 percent of the capital stock of Goldfield, plus preferential dividend and liquidation rights, and controlling voting rights in certain circumstances.
7.	In January 1973, the Securities and Exchange Commission filed a civil suit against several individuals, including two Goldfield directors, alleging the defendants had defrauded Goldfield. Neither James II, James III nor
Mary Leitner were named.
Event 6 is particularly important, because it represents the source of the
Sottile and Leitner family economic interest in Goldfield. From the merger to the date eRaider announced its interest, the two families disposed of 44 percent of their common shares (they held 710,417 of the original 1,270,000)
and 78 percent of their preferred shares (they held 334,199 of the original 1,526,629). From 1974 through the end of 2000, the families have been net sellers of Goldfield securities.
Over this period of time, the Company has issued an additional 16,847,470 shares of common stock for $15,386,367. So since James II joined the board of Goldfield, common shareholders have seen no cash out in the form of dividends or share appreciation, but rather have contributed $15.4 million. Over the 30 years between the time James II joined the Goldfield board and when eRaider took an interest, the Company lost $21,283,254. This is not a case of some great years and some terrible years, which can be typical of a vibrant company that makes some mistakes or has some bad luck, the performance has been consistently negative. There have been some positive quarters, even some positive years, but no significant sustained positive earnings nor increase in share price. Through high and low mineral prices, construction booms and busts, Goldfield has never been successful. However, in the four quarters since Allied Owners Action Fund started buying shares, the Company has averaged net income of over $1 million per quarter.
In addition to the transferring liabilities to Goldfield and selling their stock in the Company, Sottile and Leitner family members have received all the dividends paid by Goldfield. They also have received salaries from the Company. Beginning in 1973, members of these families and no other individuals have received 10-year contracts (in 1973, James II got $105,000 for being Chairman, James III got $73,000 for being CEO and Mary Leitner got $45,000 for being Secretary). These contracts contain automatic cost-of-living increases and other significant benefits. If the employee is terminated, the entire remaining payments become due immediately. The Company has renewed these contracts approximately every other year, so they typically cover from 8 to 10 years in the future.
More money flows from Goldfield to the families in various ways. For example, in May 1973, James II and James III were each paid $125,000 to guarantee a surety bond for a $10 million construction project. More recently, on March
26, 2001, John Sottile exercised stock options on 250,000 shares at $0.21875 per share for a $90,313 paper profit at time of exercise. Before that, on June
12, 2000, John Sottile was paid $240,000 in return for giving up a future life insurance benefit under his contract, but a benefit that had never been disclosed as compensation (when I questioned this in public, the Company issued an amended annual report which restated compensation for the last three years). Furthermore, the purported benefit had been shown on the balance sheet as an asset owned by shareholders (in the new annual report, it has disappeared from the balance sheet).
Given this history, I believe Goldfield needs some independent, assertive directors who are not members of the Sottile or Leitner familes, nor people selected by them. My goal is not to argue about the past, or to fire or sue anyone. It is to ensure that in future every major matter is scrutinized and approved only if it is strict shareholder interest.
Solicitation
This solicitation is made on behalf of eRaider.com Inc., Aaron Brown, Deborah Pastor and Sam Rebotsky. All expenses are paid by Aaron Brown, and he will not seek reimbursement from the Company or anyone else. eRaider.com Inc. runs a website, http://www.eRaider.com devoted to organizing shareholders on the Internet. The site includes a public message board on which anyone can post messages relating to Goldfield and this proxy contest.
I ask you to sign, date and return the enclosed proxy in the postage-paid envelope provided. If the proxy is signed with a voting direction indicated, the proxy will be voted according to the direction given. If no direction is given with respect to a proposal, the proxy will be voted as follows with respect to any such proposal (listed in the probable order of presentation and using the same numbering as Goldfield's proxy materials for ease of comparison):
(0.5) FOR a point of order, if it is allowed to be raised and voted upon, to act on the election of directors before considering changes to the election rules.
(1) AGAINST the proposal relating to the amendment to the Restated Certificate of Incorporation to eliminate cumulative voting in the election of directors;
(2) FOR the election of the nominees for directors named herein;
(3) FOR the ratification of the appointment of KPMG LLP as independent certified public accountants for the year 2001;
(4) AGAINST, a proposal to adjourn the meeting if it appears a majority of shares represented at the meeting favor proposal 1.
(5) FOR a proposal, expected to be made from the floor, to redeem the Series A preferred stock.
Aaron Brown, Deborah Pastor and Sam Rebotsky intend to vote their shares of common stock in accordance with the recommendations above.
Revocation of Proxy
You may revoke the proxy at any time prior to its exercise by duly executing and returning a later dated proxy, or by revoking it in writing in a letter sent to eRaider at the same address as the proxy. The proxy will be revoked if you attend the meeting and vote in person. Finally, you can send written revocation to:
Dwight Severs Secretary
The Goldfield Corporation
100 Rialto Place, Suite 500
Melbourne, Florida 32901
(321) 724-1700
Item 0.5. POINT OF ORDER -- ELECTION OF DIRECTORS SHOULD PRECEDE ANY CHANGING
OF THE ELECTION RULES.
I intend to raise this point from the floor, I may or may not be allowed to do
so. I think it is basic fair play that elected officials do not change the voting rules for their own re-election. Even if you support the existing board, you should want a fair election both for its own sake and to make sure the losers respect the decision. Anything else is asking for continued divisiveness and lawsuits.
Item 1. PROPOSAL 1 -- AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING
There are good pro and con arguments for cumulative voting. Basically, cumulative voting gives more representation to minority views, possibly at the risk of creating a divided and therefore inefficient board. I prefer cumulative myself, because I believe that lack of diversity is a much bigger and more common problem than too much diversity, at least for corporate boards. However you stand on the theoretical issue, I think it is unfair to for the existing board to change the rules of their own re-election. Therefore I oppose this proposal for this year on fairness grounds.
Item 2. PROPOSAL 2 -- ELECTION OF DIRECTORS
Six directors will be elected at the annual meeting to serve for one year terms, or until their successors are elected and qualified. There is a single class of directors, these six are the entire board. I have proposed three large shareholders. All three of my candidates have consented to be named in this proxy, and to serve if elected.
If some or all of my nominees are elected, it is possible that the winners among the board's nominees will refuse to serve. In that case we intend to fill out the board by appointing Professor Paul Zarowin, Professor Martin Stoller, David Groelinger and Scott Lodin as discussed above.
Information About Nominees
[Aaron Brown runs Allied Owners Action Fund, a fund that is the largest institutional holder of Goldfield with 290,000 shares. Aaron is also the third-largest investor in Allied (jointly with Deborah Pastor) with approximately 10 percent of the shares. He owns no securities of Goldfield, other than indirectly through the Fund. His principal employment for the last twelve years has been teaching finance at Yeshiva University. Yeshiva's address is 500 West 185th Street, New York, NY 10033. In the last two years he has also devoted time to running eRaider and Allied Owners Action Fund. He has invested professionally in small cap companies for 18 years and takes an active role in the companies he buys, both lobbying management and producing analysis for other institutional investors. Mr. Brown is 44 years old. He holds an undergraduate degree in Applied Mathematics from Harvard University and an MBA in Finance from the University of Chicago.
Deborah Pastor is the portfolio manager for the Allied Owners Action Fund. She owns no securities of Goldfield, other than indirectly through the Allied
Owners Action Fund (see the previous paragraph). For the last two years she has been working in the development and management of eRaider and the Fund. For two years before that she managed money for wealthy individuals. From August 1993 to May 1997 she was a director and Senior Foreign Exchange Advisor at Bank of Montreal. For nearly seven years prior to August 1993 she was Vice President of the foreign exchange department of J. P. Morgan. She is an expert in the trading and valuation of small cap value companies, and brings expertise and contacts to help make Goldfield stock attractive to major institutional investors. Ms. Pastor is 44 years old and married to Aaron Brown. She holds an undergraduate degree in Near Eastern Languages from Yale University and an MBA in Finance from the University of Chicago.
Sam Rebotsky bought his first share of Goldfield in the late 1960s and has been actively following the Company ever since. He currently owns 491,100 shares.
His principal occupation for the last five years is a registered representative specializing in analyzing, valuing and recommending microcap stocks. Since
2000, he has been employed as Vice President of Sales for Adolph Komorsky Investments, a brokerage firm. Their address is 660 White Plains Road,
Tarrytown, New York 10591. For the two prior years he was a self-employed financial advisor. In 1998 he worked for National Securities Corp., another brokerage firm. For the four years before that he worked for Carlin Equities Corp., another brokerage firm. He holds Series 7, 24 and 63 licenses. He is a certified public accountant and a member of the New York State Society of
CPA's. He also has extensive experience in the areas of taxation and has worked for the IRS. Mr. Rebotsky also worked as assistant controller for a construction sub-contractor and has expertise in accounting and taxation issues for construction companies. He is 61 years old and graduated from City College in New York.
The following people are not nominees to the board of Goldfield, but may be asked to serve in the event some or all of the Shareholder Value Slate are elected, and the winners among the board nominees refuse to serve. All have consented to have their names used in this solicitation, and all believe at the time of filing of this document that they would be willing and able to serve as directors if asked. However, all except Martin Stoller have reserved the right to reconsider based on the circumstances at the time they are asked.
Scott Lodin, 45, has served as Executive Vice President, General Counsel and Secretary for Andrx Corporation for the last seven years. He is also a director of CyBear, Inc.
David Groelinger, 50, has been the Executive Vice President and Chief Financial Officer of Riddell Sport Inc., a major manufacturer and distributor of athletic and school spirit products and services for schools and youth organizations, since 1996. Mr. Groelinger has been a director of AppliedTheory since November 2000. He chairs the audit committee of that Board of Directors. From 1994 to
1995, he was a member of the Board of Directors and Executive Vice President
and Chief Financial Officer of Regency Holdings (Cayman), Inc., which owned and operated a major international cruise line. Prior to 1994, Mr. Groelinger served in various senior financial capacities during twelve years at Chiquita Brands, Inc. Mr. Groelinger holds an MBA from Hofstra University in New York and a BA from the University of Miami in Florida.
Paul Zarowin, 44, is assistant professor of accounting at the Stern School of Business, New York University. He has a B.A. from the University of
Pennsylvania and an M.B.A. in finance and a Ph.D. in Business Economics from the University of Chicago. For the last ten years he has been a full-time professor at Stern. He is a leading expert in the use of financial statements to predict securities prices.
Martin Stoller, 44, is currently on leave as a clinical full professor of Communication at the Kellogg School of Management, Northwestern University. He holds a B.S. and an M.A. in communication studies and a Ph.D. in rhetoric from Northwestern University. Dr. Stoller also has been a full-time college professor for the last ten years but does extensive outside work in corporate communications and crisis management. Clients have included a number of major companies including Microsoft, Hyatt Hotels, Apple Computer, Kidder-Peabody, Bristol-Myers-Squibb, The Boston Consulting Group, Continental Bank, Kraft
General Foods and Abbott Laboratories. He currently serves as a director of and special advisor to CyBear Inc. and member of the advisory board and special communications manager for Andrx Pharmaceuticals.
Aaron Brown and Deborah Pastor live at: 215 West 91st Street, #112 New York, NY 10024
Sam Rebotsky's address is: 10 Holder Place, Suite 3B Forest Hills, NY 11375
The following table lists all purchases (there were no sales) of Goldfield common stock by Allied Owners Action Fund. Neither Aaron Brown nor Deborah
Pastor bought or sold any securities of Goldfield directly.
Date Shares Price Cost
10-Mar-00 7,000 1 5/16 9,187.50
16-Mar-00 5,000 1 5,000.00
22-Mar-00 3,000 1.06 3,180.00
24-Mar-00 5,000 1 5,000.00
28-Mar-00 5,000 15/16 4,687.50
29-Mar-00 5,000 15/16 4,687.50
29-Mar-00 5,000 15/16 4,687.50
7-Apr-00 5,000 15/16 4,687.50
10-Apr-00 10,000 15/16 9,375.00
14-Apr-00 5,000 11/16 3,437.50
17-Apr-00 5,000 5/8 3,125.00
18-Apr-00 5,000 5/8 3,125.00
22-Sep-00 2,000 13/16 1,625.00
25-Sep-00 3,000 13/16 2,437.50
27-Sep-00 5,000 13/16 4,062.50
29-Sep-00 700 13/16 568.75
10-Oct-00 4,000 11/16 2,750.00
11-Oct-00 4,000 11/16 2,750.00
12-Oct-00 20,000 11/16 13,750.00
13-Oct-00 10,000 5/8 6,250.00
16-Oct-00 5,100 3/4 3,818.88
18-Oct-00 15,000 3/4 11,250.00
19-Oct-00 10,000 0.72 7,188.00
20-Oct-00 8,500 0.72 6,093.65
23-Oct-00 6,100 11/16 4,193.75
24-Oct-00 2,100 11/16 1,443.75
26-Oct-00 2,700 11/16 1,856.25
8-Nov-00 11,000 3/4 8,250.00
13-Nov-00 55,000 0.49 27,186.50
14-Nov-00 20,000 9/16 11,250.00
15-Nov-00 20,000 9/16 11,250.00
17-Nov-00 20,800 9/16 11,700.00
Total 290,000 0.69 199,854.53
Sam Rebotsky has bought 334,600 shares of Goldfield at an aggregate price of $177,593 over the last two years (from March 16, 1999 to September 13, 2000).
He also sold 151,700 shares for $157,227 during that period (from January 31, 2000 to August 7, 2000).
PURCHASES
Date Shares
12-Feb-99 2,000
16-Mar-99 20,000
19-May-99 5,000
24-May-99 4,900
25-May-99 1,000
26-May-99 1,000
24-Jun-99 1,300
16-Jul-99 38,700
19-Aug-99 28,200
16-Feb-00 20,000
18-Feb-00 14,900
22-Feb-00 10,100
17-Mar-00 15,000
20-Mar-00 20,000
31-Mar-00 20,000
18-Apr-00 7,300
19-Apr-00 12,500
11-May-00 20,000
10-Jun-00 2,000
23-Jun-00 5,500
26-Jun-00 3,700
27-Jun-00 5,800
28-Jun-00 1,500
29-Jun-00 200
13-Jul-00 20,000
31-Aug-00 13,600
7-Sep-00 4,700
8-Sep-00 900
13-Sep-00 14,400
13-Nov-00 20,000
SALES
Date Shares
31-Jan-00 6,700
7-Mar-00 20,000
9-Mar-00 20,000
9-Mar-00 20,000
10-Mar-00 15,000
10-Mar-00 15,000
14-Mar-00 15,000
19-Mar-00 20,000
7-Aug-00 20,000
Martin Stoller and Paul Zarowin have interest in Goldfield through the Allied Owners Action Fund, but neither has bought or sold shares directly. Neither
Scott Lodin nor David Groelinger has ever bought or sold any shares of Goldfield, except possibly through a diversified mutual fund over which they had no discretionary control.
Section 16(a) of the Securities Exchange Act of 1934 requires that persons who own more than 10 percent of a registered class of Goldfield's equity securities file with the Securities and Exchange Commission and the American Stock
Exchange initial reports of ownership and reports of changes in ownership of common stock and series A preferred stock of the Company. I believe that Aaron Brown, Deborah Pastor, Sam Rebotsky, Scott Lodin, David Groelinger, Paul
Zarowin and Martin Stoller complied with all filing requirements applicable to them with respect to transactions during the year ended December 31, 2000.
None of three nominees or four potential appointees listed above: (i) owns of record any securities of Goldfield that are not beneficially owned by them;
(ii) is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to Goldfield or any of its directors, officers or employees or any shareholder owning more than 5 percent of Goldfield, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (iii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting; (iv) beneficially owns any securities of any parent or subsidiary of the Company;
(v) borrowed any funds to purchase any securities listed above, (vi) has been convicted in a criminal proceeding, (vii) is a director of any public for-profit corporation, (viii) has any material interest adverse to Goldfield or any of its directors, officers or employees, (ix) is a party to a proceeding against Goldfield or any of its directors, officers or employees, (x) is an owner of 10 percent or more of Goldfield shares, (xi) is a family member of any director, officer or employee of Goldfield, or any shareholder owning more than 5 percent of Goldfield shares, (xi) a petitioner in state or federal bankruptcy court within the last five years, (xii) the subject during the past five years of any order, judgment or decree, not subsequently reversed, of any court of competent jurisdiction permanently or temporarily enjoining him from: acting as futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator or any other person regulated by the Commodity Futures Trading Commission, investment advisor, underwriter, broker or dealer in securities, affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, engaging in any kind of business practice, engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities law or federal commodities laws. None of the nominees nor any of their associates has any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since January 1, 2000 or any currently proposed transaction, or series of similar transactions, to which the Company or its affiliates was or is to be a party.
PARTICIPANTS IN THE SOLICITATION
Aaron Brown, Deborah Pastor and Sam Rebotsky are participants in this solicitation. Participants control 893,100 shares of Goldfield, 3.2 percent of the 27,694,154 shares I estimate will be eligible to vote at the meeting.
In addition, I have held significant discussions with other shareholders, and some of them are actively supporting this solicitation. Upon careful consideration of the rules of the Securities and Exchange Commission, I feel that none of them are participants. However, I list them here because I would rather overdisclose than underdisclose. Although I speak with all these people about Goldfield, none of them direct eRaider's proxy efforts, and I do not direct any of their actions.
eRaider.com Inc. runs a website devoted to shareholder activism, http://www.eRaider.com. It was founded is owned by Aaron Brown and Martin
Stoller, and is run by Aaron Brown. eRaider runs message boards on general shareholder activism topics and also on specific companies: Comshare, Jameson Inns, Goldfield, Employee Solutions and Transmedia Asia Pacific. Allied Owners Action Fund, a private fund managed by Aaron Brown and Deborah Pastor, owns substantial positions in the first three of these companies. With respect to target companies, eRaider's goal is to improve the stock price through informed discussion and active shareholder oversight.
From March 10, 2000 to March 31, 2001, Allied Owners Action Fund was a public open-end mutual fund. However, it did not attract enough public investment to cover the costs of running it. Privateer Asset Management (see next paragraph) contracted to cover the losses for the first year. When that year ended, Allied's board determined that given the size of the Fund, no management contract could be obtained at a reasonable cost to Fund shareholders. The board therefore voted unanimously to liquidate the Fund. The board further determined that due to the large holdings in relatively small stocks, it was in the interests of public Fund shareholders for the large shareholders (Aaron Brown, Martin Stoller and some of their relatives) to take distribution in kind. Aaron Brown was one of five board members of Allied when it was a public fund, Deborah Pastor was its portfolio manager, through her position with Privateer. Aaron Brown owns approximately 45% of Privateer Asset Management Inc., a registered investment advisor. Martin Stoller owns another 45% and the remaining approximately 10% is owned by certain contributors to the eRaider website. Privateer Asset Management acted as the investment advisor to the Allied Owners Action Fund when it was a public mutual fund. Privateer still has a close relationship with Allied, although the advisory contract has been terminated. Privateer shares office space, staff with Allied and supplies
Allied with services including accounting, tax and payroll. Deborah Pastor is the portfolio manager and head trader of Privateer.
Martin Stoller is Aaron Brown's partner in eRaider, but does not participate in the business day-to-day. He is also the largest single investor in Allied
Owners Action Fund. He owns no shares of Goldfield, except indirectly through the Fund.
Scott Lodin, Paul Zarowin and David Groelinger have agreed to be listed in this solicitation, and to serve as directors if asked (subject to circumstances at time of invitation). None of them are participants in the soliciation. Paul Zarowin owns Goldfield shares through Allied Owners Action Fund, neither Scott Lodin nor David Groelinger own shares.
Joe Cocalis sponsored the Golden Parachute shareholder resolution in cooperation with eRaider. I asked him to be a candidate for the board of directors and have had detailed discussions with him about strategies for change. He holds over 400,000 shares of Goldfield.
James Cocalis, Joe's father, was a candidate for the board of directors until I decided to run a unity slate instead. He holds approximately 50,000 shares of Goldfield. He is Joe Cocalis' father.
Moshe Rosen was a candidate for the board of directors until I decided to run a unity slate instead. He holds over 69,000 shares of Goldfield.
Anthony Ford sponsored a shareholder resolution in cooperation with eRaider, the resolution was subsequently withdrawn. I asked him to be a director candidate. He owns 2,065,300 shares of Goldfield. He has asked me to make clear that he is not a participant. I make no assertion either way.
eRaider.com Inc. runs a public Internet message board for discussions about Goldfield. Several anonymous posters have expressed opinions and engaged in discussions that suggest general support for eRaider's efforts (other posters have expressed contrary opinions). I think it likely that some of these people own Goldfield stock and are promoting eRaider's side of this proxy fight on other Internet message boards and elsewhere.
eRaider.com Inc., Allied Owners Action Fund and Privateer Asset Management can all be reached at PO Box 20170, Park West Station, New York, NY 10025, by email to info@eRaider.com or by telephone at (646) 505-0215.
I recommend a vote FOR the election of Aaron Brown, Deborah Pastor, Sam
Rebotsky.
Item 3. PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
I recommend a vote FOR the ratification of the appointment of KPMG LLP as independent certified public accountants of the Company.
Item 4. PROPOSAL 4 -- ADJOURNMENT PRIOR TO VOTE ON PROPOSAL 1.
I recommend a vote AGAINST the Proposal.
Item 5. FLOOR PROPOSAL -- STOCKHOLDER PROPOSAL TO REDEEM SERIES A PREFERRED
STOCK.
I recommend a vote FOR the Proposal.
RECORD DATE / SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS /
EXECUTIVE COMPENSATION / ELECTION OF DIRECTORS
Information on these subjects appears in Goldfield's proxy materials.
ADDITIONAL INFORMATION
I will pay the cost of soliciting proxies and will reimburse all bankers, brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of the shares. eRaider will make efforts to communicate with shareholders and solicit proxies on the Internet.
In addition to solicitation by Internet and mail, solicitation of proxies may be made personally or by telephone, facsimile, telegram or other means.
Although no precise estimate can be made at this time, I hope to limit my expenses in this proxy contest to $100,000. To date, the only expenses have been routine office expenses with total value under $5,000. The only major additional expense I anticipate is a mailing to shareholders.
A major factor influencing the expense is whether I think the Company can get the 13,847,078 votes they need to overturn cumulative voting (that number is based on the common shares outstanding as of December 31, 2000, plus preferred shares which vote as common in this matter, plus 499,000 shares issued for recent option exercises by management). If so, I will have to engage in expensive tactics to try to prevent that, including aggressive solicitation and possibly legal action. If not, I am content to gather the votes I can cheaply and get two or three of my candidates elected. The main way to cut expenses is to mail the solicitation only to the larger shareholders.
THE GOLDFIELD CORPORATION PROXY
Annual Meeting of Stockholders to be Held on June 19, 2001
THIS PROXY IS SOLICITED ON BEHALF OF ERAIDER.COM INC., AARON BROWN, DEBORAH
PASTOR AND SAM REBOTSKY, RUNNING AS THE SHAREHOLDER VALUE SLATE. IT IS NOT SOLICITED ON BEHALF OF THE COMPANY'S MANAGEMENT OR BOARD OF DIRECTORS.
The undersigned hereby appoints Aaron Brown proxy, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of the Stockholders of The Goldfield Corporation to be held at Imperial's Hotel & Conference Center (Imperial Room II), 8298 North Wickham
Road, Melbourne, Florida on June 19, 2001 at 9:00 a.m., and any adjournment or postponement thereof, upon the matters set forth herein and upon such other matters as may properly come before the meeting, all in accordance with the notice and accompanying proxy statement for said meeting, receipt of which is acknowledged. (THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.) This proxy, when properly executed, will be voted in the manner directed herein. The individual named above is authorized to vote in his discretion on any other matters that properly come before the meeting, including voting on any proposal to adjourn the meeting if necessary to tally the votes with respect to Proposal 1.
Continued and to be signed on the reverse side.
Please date, sign and mail your proxy card back today.
The Shareholder Value Slate recommends a vote FOR Proposal 0.5.
If no direction is given, the proxy will be voted FOR Proposal 0.5.

FOR
AGAINST
ABSTAIN
0.5. POINT OF ORDER: ELECTION OF DIRECTORS SHOULD PRECEED
ANY CHANGING OF THE ELECTION RULES.
/ /
/ /
/ /
The Shareholder Value Slate recommends a vote AGAINST Proposal 1.
If no direction is given, the proxy will be voted AGAINST Proposal 1.

FOR
AGAINST
ABSTAIN
1. AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
/ /
/ /
/ /
2A. If Proposal 1 to amend the Restated Certificate of Incorporation to eliminate cumulative voting is adopted, cumulative voting will NOT be available and the proxy will be voted as directed in this Proposal 2A.
The Shareholder Value Slate recommends a vote FOR Proposal 2A.
If no direction is given, the proxy will be voted FOR Proposal 2A.

FOR
WITHHELD
2A. ELECTION OF DIRECTORS
/ /
/ /

FOR
Nominees

/ /
Aaron Brown

/ /
Deborah Pastor

/ /
Sam Rebotsky
/ / FOR, except vote withheld from the following nominee(s)_____________________________________________________________
2B. If Proposal 1 to amend the Restated Certificate of Incorporation to eliminate cumulative voting is NOT adopted, cumulative voting will be available and the proxy will be voted as directed in this Proposal 2B.
If a vote "FOR; The Maximum Number of the Listed Nominees that Can Be Elected" is marked, the cumulative votes represented by the proxy will be cast at the discretion of the proxy named herein in order to elect the maximum number of the listed nominees as believed possible under the then prevailing circumstances.
If you do not wish to grant the proxyholder discretion to cumulate your votes, then you can cumulate your votes yourself. To cumulate your votes for director yourself, multiply the total number of shares you held as of the record date by six. Then, you may allocate this number of votes among the nominees by writing the number of votes you wish to allocate to a nominee in the space next to that nominee's name.
Please note that if you choose to cumulate votes yourself, this may reduce the likelihood of one or more of the nominees of your choice being elected. If you elect to cumulate your votes yourself, the proxyholder will not have discretionary authority to cumulate your votes.
The Shareholder Value Slate recommends a vote "FOR; The Maximum Number of the Listed Nominees that Can Be Elected " for Proposal 2B.
If no direction is given, the proxy will be voted "FOR; The Maximum Number of the Listed Nominees that Can Be Elected" for Proposal 2B.

FOR
WITHHELD
2A. THE MAXIMUM NUMBER OF THE LISTED NOMINEES NOMINEES
THAT CAN BE ELECTED
/ /
/ /

Votes
Nominees



Aaron Brown



Deborah Pastor



Sam Rebotsky
/ / FOR, the Maximum Number of the Listed Nominees that Can Be Elected, except vote withheld from the following nominee(s)_______________________________________
The Shareholder Value Slate recommends a vote FOR Proposal 3.
If no direction is given, the proxy will be voted FOR Proposal 3.

FOR
AGAINST
ABSTAIN
3. RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
/ /
/ /
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The Shareholder Value Slate recommends a vote AGAINST Proposal 4.
If no direction is given, the proxy will be voted AGAINST Proposal 4.

FOR
AGAINST
ABSTAIN
4. ADJOURNMENT PRIOR TO VOTE ON PROPOSAL 1
/ /
/ /
/ /
The Shareholder Value Slate recommends a vote FOR Proposal 5.
If no direction is given, the proxy will be voted FOR Proposal 5.

FOR
AGAINST
ABSTAIN
5. REDEEM THE SERIES A PREFERRED STOCK
/ /
/ /
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*Note* In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournments or postponements thereof.
PLEASE SIGN, DATE AND RETURN TODAY IN ENCLOSED ENVELOPE.
DATE -------------------, 2001
Signature ------------------------
Signature ------------------------
Title(s) ------------------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Footnotes
1 Handout prepared for Keith Johnson of State of Wisconsin Investment Board, distributed at the Council for Institutional Investors meeting, March 19, 2001. None of Andrew Vollmer, Steven Rosen, Keith Johnson, Wilmer, Cutler & Pickering nor State of Wisconsin Investment Board has given permission for their names to be used, nor have any of them reviewed or approved this document. No inference should be drawn that any of them support the application of the Peerless case to Goldfield.
2 US Term Limits. US Term Limits has not endorsed the Shareholder Value Slate nor given permission for its name to be used in this solicitation.
3 These are my estimates based on extrapolating from the financial statements and applying normal mortality assumptions and insurance pricing given the ages of the covered individuals. There is some guesswork involved in this process, so the numbers may be off. Also, I find the statements inconsistent, so I might have misinterpreted things completely.
4 This figure is derived by excluding the institutional shares listed on 13G's and D's, assuming that the 5.3 million uncounted votes represent 55 percent of the individual holders of record, subtracting the holders of record and assuming 55 percent of the remaining shareholders did not vote but were counted for management. The figure is subject to large uncertainty.
5 June 17, 1858. Speech before the Republican State Convention, Springfield, Illinois. Lincoln, of course, was paraphrasing Matthew 25. Neither Abraham Lincoln nor Matthew has endorsed the Shareholder Value Slate, nor has either given permission for the quote to be used. They were each talking about entirely different things than the Goldfield board of directors meeting (Lincoln about the country half slave and half free, Matthew about doctrinal differences among Pharisees, Sadducees and Essenes).
6 Based on figures from the Federal Reserve Bulletin, various dates. The Federal Reserve has not endorsed the Shareholder Value Slate nor given permission for its name to be used in this solicitation.
7 US Census Bureau, 1997 Economic Census, issued March 2000. The US Census Bureau has not endorsed the Shareholder Value Slate nor given permission for its name to be used in this solicitation.
8 Goldfield paid $6 million to buy 437,700 shares of General Host Corporation, but borrowed $4.9 million of the purchase price from General Host. General Host had an option to repurchase the shares for $4.4 million. None of the SEC filings or other documents I can locate explain what General Host gave Goldfield in return. In January 1971, General Host exercised its option meaning Goldfield net paid $1.6 million and had no shares to show for it. Had the price of General Host shares gone down instead of up, Goldfield presumably would have ended up owning them for the $6 million. It seems like a no win deal for Goldfield.
9 Real estate assets often have market value far above their book or tax values, so the fact that the liabilities exceeded the assets on book and tax basis does not mean the same thing was true on a market basis. The assets might have been worth more than the liabilities. However, the fact that Real Estate Resources went insolvent so quickly, the fact that the assets were sold for less than their book value soon after the transfer, plus an examination of the effect of the transfer on the income of Indian River and Real Estate Resources, strongly suggests the contrary.
10 Indian River, Real Estate Resources and Citrus Growers had complex transactions that inflated all three balance sheets (if company A loans money to company B, and company B loans the same amount of money back to company A; assets and liabilities of both companies increase, even though the obligations offset).
11 It is possible for a company to have value without assets listed on the balance sheet. Certain intangible assets, for example, may not be listed. However, I have found no evidence in any SEC filing or other document I have examined that such off-balance sheet assets existed. Moreover, in light of the business of Indian Rivers (owning and servicing orange groves) it is hard to imagine any off-balance sheet asset of significant value they might have had. Finally, Indian River's history of large operating losses, and Goldfield's increased operating losses after the merger, make it seem unlikely that anything of great value was transferred.
12 This represents 2.5 percent of the amount of the contract. While that may have been a reasonable fee for a surety bond under the circumstances, neither Sottile was in the business of providing such bonds. Such a transaction is not necessarily suspicious. It may well have been of considerable benefit to the Company and represent a sacrifice on the part of the guarantor. But in my opinion, such transaction prove the need for aggressive, experienced directors who are truly independent of management. The insiders should want such directors to avoid the appearance of impropriety, shareholders should demand such directors to ensure there is no impropriety.